SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20594

                        FORM 12b-25

                 Notification of Late Filing

                Commission File Number 0-17679

(Check one):   ( ) Form 10-K  ( ) Form 11-K  ( ) Form
20-F
                  (X) Form 10-Q  ( ) Form N-SAR

For Period Ended:      September 30, 2000

( )  Transition Report on Form 10-K ( )  Transition
Report on Form 20-F ( )  Transition Report on Form 11-
K ( )  Transition Report on Form 10-Q ( )  Transition
Report on Form N-SAR

For the Transition Period Ended:

Nothing in this form shall be construed to imply that
                         the
Commission has verified any information contained herein.

   If the notification relates to a portion of the
                       filing
checked above, identify the items(s) to which the notification relates:

The notification relates to the Form 10-Q in its entirety.


                         PART I
                  Registrant Information

Full name of registrant

       Boston Capital Tax Credit Fund Limited
                         Partnership

Former name if applicable

Address of principal executive office
(Street and Number)             One Boston Place,
Suite 2100


City, State and Zip Code   Boston, Massachusetts
02108-4406









                       PART II
               Rule 12b-25(b) and (c)

     If the subject report could not be filed without
unreasonable effort or expense and the registrant
seeks relief pursuant to Rule12b-25(b), the following
should be completed. (Check appropriate box.)
 --
|  |      (a)  The reasons described in reasonable detail
in Part
 --            III of this form could not be eliminated
without
               unreasonable effort or expense;
 --
|X |      (b)  The subject annual report, semi-annual
report,
 --                transition report on Form 10-K, 20-F,
11-K or
                Form N-SAR, or portion thereof will be
                filed on   or before the 15th calendar
                day following the     prescribed due
                date; or the subject quarterly     report
                or transition report on Form 10-Q, or
                portion thereof will be filed on or
                before the    fifth calendar day
                following the prescribed due   date; and
 --
|  |      (c)  The accountant's statement or other
exhibit
 --                required by Rule 12b-25(c) has been
attached, if
                applicable.



                         PART III
                         Narrative

     State below in reasonable detail the reasons why
Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attached extra sheets if needed.)

The registrant will not be filing the requisite Form 10-Q within the prescribed time period since the registrant has not completely received and coordinated all necessary documents and other information which must be complied and reviewed in order to properly prepare the Form 10-Q in full detail.
                         PART IV
                   Other Information

 (1) Name and telephone number of person to contact in regard to this notification.

    Marc N. Teal              617               624-8900
---------------------------------------------------------
------
     (Name)                (Area Code)    (Telephone
Number)

   (2)  Have all other periodic reports required under
                         Section
13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                               --                 --
                              | X|  Yes           |
|  No
                               --                 --

     (3)  Is it anticipated that any significant
change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                --                 --
                               |  |  Yes          |
X| No
                                --                 --

   If so, attach an explanation of the anticipated
                       change,
both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. See
ATTACHMENT TO FORM 12b-25.

         Boston Capital Tax Credit Fund Limited
Partnership


         (Name of registrant as specified in charter)


 Has caused this notification to be signed on its behalf
                           by
the undersigned thereunto duly authorized.


Date: November 10, 2000         By: /S/ JOHN P. MANNING
      -----------------                    -------------
----------
                                         John P.
Manning, a partner
                                         of Boston
Capital
                                         Associates, the
general
                                         partner of
Boston Capital
                                         Tax Credit Fund
Limited
                                         Partnership